THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER THIS NOTE, NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF THIS NOTE, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THIS NOTE MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

                       INTERNATIONAL SPORTS WAGERING INC.
                           10% Senior Promissory Note


$__________                                                               , 1996
                                                              New York, New York



     INTERNATIONAL SPORTS WAGERING INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to ______________________ _________________________________________, with an address at _____________
_____________________________________________________________________, or
registered assigns (the "Holder"), the principal amount of _______________________________ dollars ($__________________) on the Maturity
Date (as defined below), and to pay interest on the unpaid principal balance hereof at the rate of 10% per annum (calculated on the basis of a 360-day year consisting of twelve 30-day months) on the first day of each of January, April, July, and October commencing January 1, 1997 and on the Maturity Date (each such date being an "Interest Payment Date") all as hereafter further provided.

     In no event shall any interest to be paid hereunder exceed the maximum rate permitted by law. In any such event, this Note shall automatically be deemed amended to permit interest charges at an amount equal to, but no greater than, the maximum rate permitted by law.

     1.   Offering, Subscription Agreement and Security.

     This Note was issued by the Company in an offering (the "Offering") of units, each full unit consisting of one 10% senior promissory note and a warrant to purchase 30,000 shares of Common Stock, par value $.001 per share, of the Company (the "Common Stock"), subject to adjustment as provided therein, made pursuant to a certain Confidential Private Placement Memorandum, dated October __, 1996, as it may be supplemented and amended (the "Memorandum"), and a subscription agreement (the "Subscription Agreement") between the Company and the original Holder hereof. The series of promissory notes issued in connection with the Offering are referred to hereafter as the "Notes" and the warrants issued in connection with the Offering are referred to hereafter as the "Warrants".

     2.   Payments.

          (a) Principal of, and any accrued and unpaid interest on, this Note shall be due and payable in full on the Maturity Date. The "Maturity Date" shall be the date which is the earliest of (i) [Closing date], 1997 (the "Stated Maturity Date"), (ii) the date of the closing of an initial public offering of securities of the Company pursuant to a registration statement filed with the Securities and Exchange Commission under the Act, and (iii) the date of the closing of a sale (or the closing of the last of a series of sales) of securities of the Company after the date hereof (other than pursuant to the Memorandum), the net proceeds of which, in the aggregate, equal or exceed the aggregate principal amount of the Notes issued. The Company may elect to extend the Stated Maturity Date for a period of up to six months (the "Extension"), during which interest shall continue to accrue on the Notes and the number of shares of Common Stock purchasable upon exercise of the Warrants, and the exercise price thereof, shall be adjusted as provided therein. The Company shall be deemed to have elected to extend the Stated Maturity Date through any date at which the Notes and any accrued interest remain unpaid.

          (b) Interest on this Note shall accrue from the most recent Interest Payment Date to which interest has been paid or, if no interest has been paid on this Note, from [Closing date for this Note], 1996, to but excluding the next Interest Payment Date, and shall be payable in arrears on each Interest Payment Date.

          (c) If any Interest Payment Date or the Maturity Date would fall on a day that is not a Business Day (as defined below), the payment due on such Interest Payment Date or Maturity Date will be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or the Maturity Date, as the case may be. "Business Day" means any day which is not a Saturday or Sunday and is not a day on which banking institutions are generally authorized or obligated to close in the City of New York, New York.

          (d) The Company may, at its option, prepay all or any part of the principal of this Note, without payment of any premium or penalty. The Holder may elect upon written notice to the Company at any time to apply any or all of the principal or interest then outstanding under this Note to payment of the exercise price due upon exercise of any Warrant; such application of amounts outstanding hereunder shall be deemed to be prepayment by the Company of such amounts. All payments on this Note shall be applied first to accrued interest hereon and the balance to the payment of principal hereof.

          (e) Payments of principal and interest on this Note shall be made by check sent to the Holder's address set forth above or to such other address as the Holder may designate for such purpose from time to time by written notice to the Company, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

          (f) The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever. The Company hereby expressly waives demand and presentment for payment, notice of non-payment, notice of dishonor, protest, notice of protest, bringing of suit and diligence in taking any action to collect any amount called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder.

          (g) Other than any application of the principal amounts of the Notes and/or the interest thereon in connection with the exercise of a Warrant or Warrants pursuant to Section 1(b) of the Warrant, each payment or prepayment of principal of any Note or all Notes shall be made for account of the Holders pro rata in accordance with the respective unpaid principal amounts of the Notes held by them, and each payment of interest on the Notes shall be made for the account of the Holders pro rata in accordance with the amounts of interest on such Notes then due and payable to the respective Holders of the Notes.

     3.   Ranking of Note.

          (a) The Company, for itself, its successors and assigns, covenants and agrees that the payment of the principal of and interest on this Note is senior in right of payment to the payment of all existing and future Junior Debt (as hereinafter defined). "Junior Debt" shall mean all existing and future Indebtedness (as hereinafter defined) other than (i) the Indebtedness represented by the Notes, (ii) capital lease obligations and (iii) other Indebtedness permitted by Section 4(a)(iv). "Indebtedness" shall mean (A) any liability of the Company (x) for borrowed money, (y) evidenced by a note, debenture, bond or other instrument of indebtedness (including, without limitation, a purchase money obligation), including any given in connection with the acquisition of property, assets or service, or (z) for the payment of rent or other amounts relating to capitalized lease obligations; (B) any liability of others described in Section 3(a)(A) which the Company has guaranteed or which is otherwise its legal liability; and (C) any modification, renewal, extension, replacement or refunding of any such liability described in Section 3(a)(A) or
(B); provided, that Indebtedness does not include unsecured accounts payable incurred in the ordinary course of business, including, without limitation, accrued and unpaid salaries.

          (b) The Company covenants and agrees to use its best efforts to cause any current holder of Junior Debt and to cause any future holder of Junior Debt to execute such subordination agreements, instruments or waivers as may be reasonably necessary to reflect the terms set forth herein.

          (c) Until the payment in full of all amounts of principal of and interest on the Notes, and all other amounts owing under the Notes, no payment may be made with respect to the principal of or interest on or other amounts owing with respect to any Junior Debt, or in respect of any redemption, retirement, purchase or other acquisition thereof.

          (d) Upon any payment or distribution of the assets of the Company to creditors upon dissolution, total or partial liquidation or reorganization of or similar proceeding relating to the Company, the Holders of the Notes will be entitled to receive payment in full before any holder of Junior Debt is entitled to receive any payment.

     4.   Covenants.

     The Company covenants and agrees with the Holder that, so long as any amount remains unpaid on the Notes, unless the consent of the Holders of a majority of the principal amount outstanding under the Notes is obtained (excluding for this purpose the principal amount of any Note held by or for the account of the Company or any affiliate of the Company), the Company:

          (a) Shall not create, incur, or suffer to exist any Indebtedness except (i) the Indebtedness represented by the Notes, (ii) Junior Debt,(iii) capital lease obligations, and (iv) accounts payable incurred in the ordinary course of business, including, without limitation, accrued and unpaid salaries.

          (b) Shall not create, incur or suffer to exist any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any of its property or assets (collectively, "Liens"), except (i) Liens for taxes not yet due or contested in good faith with appropriate reserves maintained on the books of the Company, (ii) carriers', warehousemen's, mechanics', and similar Liens arising in the ordinary course of business which are not overdue for more than 90 days or are being contested in good faith, (iii) easements, rights of way, zoning restrictions, and similar Liens on real property, which in the aggregate are not material and do not materially detract from the use of such property, and (v) Liens for Indebtedness permitted to be incurred or in existence under Sections 4(a) (iii).

          (c) Shall not create, acquire, or maintain any subsidiaries (except as may be necessary or appropriate to ease regulatory burdens imposed by the State of Nevada gaming authorities).

          (d) Shall not pay any dividend or make any distribution on, or purchase, redeem, or retire, any shares of its capital stock or any warrants, options, or other rights to reacquire any such shares, except that the Company may pay dividends payable solely in shares of its capital stock.

          (e)  Shall not change its primary line of business.

          (f) Shall not (i) enter into any merger or consolidation, (ii) liquidate, wind up its affairs or dissolve, or (iii) except in the ordinary course of business, convey, sell, lease, transfer or otherwise dispose of, or purchase or acquire, any business, assets, capital stock or other property.

          (g) Shall not, directly or indirectly, enter into any transaction with or for the benefit of an affiliate (other than reasonable compensation, consistent with Section 4(h), for services as an officer, director or employee).

          (h) Shall not in any manner increase the compensation of its existing officers and directors from the levels in effect on the date of issuance of this Note.

          (i) Shall use the proceeds of the Offering in substantially the manner specified in the Memorandum.

          (j)  Shall deliver to each Holder and to the Secured Party:

               (i) as soon as available, and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Company or, if the Company is subject to the periodic reporting requirements set forth in Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), when such reports are filed with the Commission, whichever is later, statements of income, retained earnings and cash flow of the Company, for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related balance sheet of the Company as at the end of such period setting forth in the case of each such statement in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of the chief financial officer of the Company, which certificate shall state that (A) such financial statements fairly present in all material respects the financial position and results of operations of the Company, all in accordance with generally accepted accounting principles consistently applied, and (B) no Default (as hereinafter defined) has occurred and is continuing or, if any Default has occurred and is continuing, a description thereof in reasonable detail and of the action the Company has taken or proposes to take with respect thereto;

               (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Company or, if the Company is subject to the periodic reporting requirements set forth in Sections 13 or 15(d) of the Exchange Act, when such reports are filed with the Commission, whichever is later, statements of income, retained earnings and cash flow of the Company for such fiscal year, and the related balance sheet of the Company as at the end of such fiscal year, setting forth in the case of each such statement in comparative form the corresponding figures for the preceding fiscal year, and accompanied by (A) an opinion thereon of independent certified public accountants which opinion shall state that such financial statements present fairly, in all material respects, the financial position and results of operations of the Company in conformity with generally accepted accounting principles consistently applied, and (B) a certificate of the chief financial officer of the Company stating that no Default has occurred and is continuing or, if any Default has occurred and is continuing, a description thereof in reasonable detail and of the action the Company has taken or proposes to take with respect thereto;

               (iii) promptly upon their becoming available, copies of all registration statements which the Company shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;

               (iv) promptly after the Company shall obtain knowledge of such, written notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and each material adverse development in respect of such legal or other proceedings, affecting the Company, except proceedings which, if adversely determined, would not have a material adverse effect on the Company; and

               (v) promptly after the Company shall obtain knowledge of the occurrence of any Event of Default (as hereinafter defined) or any event which with notice or lapse of time or both would become an Event of Default (an Event of Default or such other event being a "Default"), a notice specifying that such notice is a "Notice of Default" and describing such Default in reasonable detail, and, in such Notice of Default or as soon thereafter as practicable, a description of the action the Company has taken or proposes to take with respect thereto.

     5.   Events of Default.

     The occurrence of any of the following events shall constitute an event of default (an "Event of Default"):

          (a) A default in the payment of the principal on any Note, when and as the same shall become due and payable.

          (b) A default in the payment of any interest on any Note, when and as the same shall become due and payable, which default shall continue for five business days after the date fixed for the making of such interest payment.

          (c) A default in the performance, or a breach, in either case in any material respect, of any of the covenants of the Company contained in Section 3 or 4 of this Note.

          (d) A default in the performance, or a breach, in either case in any material respect, of any other covenant or agreement of the Company in this Note and continuance of such default or breach for a period of 30 days after receipt of notice from the Holder as to such breach or after the Company had or should have had knowledge of such breach.

          (e) A default or event of default which remains uncured following any applicable cure period shall have occurred with respect to any Junior Debt.

          (f) A default or event of default which remains uncured following any applicable cure period shall have occurred with respect to any existing or future Indebtedness.

          (g) Any representation, warranty or certification made by the Company in or pursuant to this Note or the Subscription Agreement shall prove to have been false or misleading as of the date made in any material respect.

          (i) A final judgment or judgments for the payment of money in excess of $50,000 in the aggregate shall be rendered by one or more courts, administrative or arbitral tribunals or other bodies having jurisdiction over the Company and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Company shall not, within such 60-day period, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

          (j) The entry of a decree or order by a court having jurisdiction adjudging the Company a bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, and the continuance of any such decree or order unstayed and in effect for a period of 60 days; or the commencement by the Company of a voluntary case under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, or other similar law, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under federal bankruptcy law or any other applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

     6.   Remedies Upon Default.

          (a) Upon the occurrence of an Event of Default referred to in Section 5(j), the principal amount then outstanding of, and the accrued interest on, this Note shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company. Upon the occurrence of an Event of Default referred to in Section 5(a) or 5(b), the Holder, by notice in writing given to the Company, may declare the entire principal amount then outstanding of, and the accrued interest on, this Note to be due and payable immediately, and upon any such declaration the same shall become and be due and payable immediately, without presentment, demand, protest or other formalities of any kind, all of which are expressly waived by the Company. Upon the occurrence of an Event of Default other than one referred to in Sections 5(a), (b) and (j), the Holders of not less than 50% in principal amount of then outstanding Notes (excluding any Notes held by or for the account of the Company or any affiliate of the Company) may declare the principal amount then outstanding of, and the accrued interest on, the Notes to be due and payable immediately, and upon such declaration the same shall become due and payable immediately, without presentation, demand, protest or other formalities of any kind, all of which are expressly waived by the Company. In any case, the Holder also may take any action available to it under any instrument, agreement or other document executed in connection herewith.

          (b) The Holder may institute such actions or proceedings in law or equity as it shall deem expedient for the protection of its rights and may prosecute and enforce its claims against all assets of the Company, and in connection with any such action or proceeding shall be entitled to receive from the Company payment of the principal amount of this Note plus accrued interest to the date of payment plus reasonable expenses of collection, including, without limitation, reasonable attorneys' fees and expenses.

     7.   Transfer.

          (a) Any Notes issued upon the transfer of this Note shall be numbered and shall be registered in a Note Register as they are issued. The Company shall be entitled to treat the registered holder of any Note on the Note Register as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Note on the part of any other person, and shall not be liable for any registration or transfer of Notes which are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer, or with the knowledge of such facts that its participation therein amounts to bad faith. This Note shall be transferable only on the books of the Company upon delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, executor, administrator, guardian, or other legal representative, duly authenticated evidence of his or its authority shall be produced. Upon any registration of transfer, the Company shall deliver a new Note or Notes to the person entitled thereto. This Note may be exchanged, at the option of the Holder thereof, for another Note, or other Notes of different denominations, of like tenor and representing in the aggregate a like principal amount, upon surrender to the Company or its duly authorized agent. Notwithstanding the foregoing, the Company shall have no obligation to cause Notes to be transferred on its books to any person if, in the opinion of counsel to the Company, such transfer does not comply with the provisions of the Act and the rules and regulations thereunder.

          (b) The Holder acknowledges that he has been advised by the Company that this Note has not been registered under the Act, that the Note is being or has been issued on the basis of the statutory exemption provided by Section 4(2) of the Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering, and that the Company's reliance thereon is based in part upon the representations made by the original Holder in the original Holder's Subscription Agreement executed and delivered in accordance with the terms of the Offering. The Holder acknowledges that he has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Act and the rules and regulations thereunder on the transfer of securities. In particular, the Holder agrees that no sale, assignment or transfer of the Note shall be valid or effective, and the Company shall not be required to give any effect to any such sale, assignment or transfer, unless (i) the sale, assignment or transfer of the Note is registered under the Act, it being understood that the Note is not currently registered for sale and that the Company has no obligation or intention to so register the Notes or (ii) such sale, assignment, or transfer is exempt from registration under the Act.

     8.   Miscellaneous.

          (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar overnight delivery or courier service or delivered (in person or by telecopy, telex or similar telecommunications equipment) against receipt to the party to whom it is to be given, (i) if to the Company, at its address at 201 Lower Notch Road, Little Falls, New Jersey 07424, Attention: President, with a copy to Rubin Baum Levin Constant & Friedman, 30 Rockefeller Plaza, 29th Floor, New York, New York 10112 Attn: Richard Hoffman, Esq. (ii) if to the Holder, at its address set forth on the first page hereof, or (iii) in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 8(a). Notice to the estate of any party shall be sufficient if addressed to the party as provided in this Section 8(a). Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 8(a) shall be deemed given at the time of receipt thereof.

          (b) Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (and upon surrender of this Note if mutilated), and upon reimbursement of the Company's reasonable incidental expenses and in the case of loss, theft or destruction, indemnity as the Company shall, at its option, reasonably request, the Company shall execute and deliver to the Holder a new Note of like date, tenor and denomination.

          (c) No course of dealing and no delay or omission on the part of the Holder in exercising any right or remedy shall operate as a waiver thereof or otherwise prejudice the Holder's rights, powers or remedies. No right, power or remedy conferred by this Note upon the Holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise, and all such remedies may be exercised singly or concurrently.

          (d) This Note has been negotiated and consummated in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles governing conflicts of law.

          (e) The Company irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Note, any document or instrument delivered pursuant to, in connection with or simultaneously with this Note, or a breach of this Note or any such document or instrument. In any such action or proceeding, the Company waives personal service of any summons, complaint or other process and agrees that service thereof may be made in accordance with Section 8(a).

     9. This Note may be amended, or any of its provisions waived (which amendment or waiver shall be binding upon all future Holders) only by written consent or consents executed by the Company and the Holders of Notes representing a majority in principal amount of the Notes issued to investors pursuant to the Memorandum (excluding any Notes held by or for the account of the Company or any affiliate of the Company), provided, however that any waiver or amendment to the interest rate, Maturity Date or any Interest Payment Date provided hereunder shall be effective only with respect to Notes the Holders of which have consented thereto.

     IN WITNESS WHEREOF, the Company has caused this Note to be executed and dated the day and year first above written.


                                   INTERNATIONAL SPORTS WAGERING INC.


                                   By:
                                        ---------------------------
                                        Name:
                                        Title: